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                                                                   EXHIBIT 10.6


                               TAX ALLOCATION AND
                           INDEMNIFICATION AGREEMENT

                  This Tax Allocation and Indemnification Agreement (the "Agreement"), effective as of the 30th day of September, 1996, by and between COX ENTERPRISES, INC., a Delaware corporation ("CEI"), and COX RADIO, INC. (formerly WIOD, Inc.), a Delaware corporation ("CRI"), each with its principal office located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319.

                                    RECITALS

                  WHEREAS, CRI has effected a public offering of its shares (the "Public Offering") on the date hereof, with the result that members of the public acquired shares of the stock of CRI, and effective as of this date CRI is no longer an indirect wholly-owned subsidiary of CEI; and

                  WHEREAS, the parties have determined that subsequent to the Public Offering CRI will no longer be a member of the Consolidated Group (as defined below); and

                  WHEREAS, CEI and CRI desire to set forth their agreement with respect to the allocation of taxes for taxable periods prior to the Public Offering Date for which CRI files its Tax Returns as a member of the Consolidated Group;

                  NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

                  "Affiliate" means any corporation which is a member of the Consolidated Group.

                  "CEI Affiliate" means any corporation which is a member of the Consolidated Group (including CEI) and which is not a member of the CRI Group.

                  "CEI Group" means CEI and the other CEI Affiliates.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.



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                  "Consolidated Group" means the affiliated group of
corporations of which CEI is the common parent (within the meaning of Section 1504 of the Code), and any other corporations which may become members of such affiliated group.

                  "CRI Affiliate" means any corporation which is a member of the CRI Group (including CRI).

                  "CRI Group" means the group of corporations (including CRI) of which CRI is the common parent (within the meaning of section 1504 of the Code) immediately after the Public Offering, and any other corporations which may become members of such affiliated group.

                  "Final Determination" means the final resolution of liability for any Tax for a taxable period, including any related interest or penalties,
(i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service, or by a comparable form under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  "Public Offering Date" means __________, 1996, the date of the Public Offering.

                  "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid, payroll, employment, excise, severance, stamp, occupation, property, or other like assessment or charge of any kind whatsoever imposed by any Tax Authority, together with any interest, penalties, or other additions to tax with respect thereto.

                  "Tax Authority" means the Internal Revenue Service or any other domestic (including state or local) or foreign governmental authority responsible for the administration of any Tax.


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                  "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Tax Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

                                   ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS

                  2.01. Applicability of Provisions of Agreement. For all Tax periods ending on or prior to the Public Offering Date, CRI is a member of the Consolidated Group, and the federal income Tax Returns of the CRI Group shall be filed accordingly for all such Tax periods. This Agreement is effective as of the Public Offering Date for CEI and all members of the CRI Group and supersedes any previous tax allocation or tax sharing agreement between the parties. This Agreement does not constitute a change in the method of allocating the federal regular income tax liability of the Consolidated Group requiring the consent of the Commissioner under Treasury Regulation
Section 1.1552-1(c).

                  2.02. Federal Income Tax Returns. CEI shall timely prepare and file, or cause to be timely prepared and filed, all federal income Tax Returns for the Consolidated Group. For all Tax periods ending on or prior to the Public Offering Date: (i) each CRI Affiliate shall provide CEI with its Tax Returns, supporting schedules and additional information on a timely basis, as requested by CEI, in order for CEI to timely file the Tax Returns for the Consolidated Group, and (ii) CEI shall file the Tax Returns for the CRI Group consistent with the Tax Returns, supporting schedules and additional information provided by the CRI Affiliates. Upon request, CEI shall deliver to CRI copies of the Tax Returns of the CRI Affiliates within 30 days after filing.

                  2.03. Other Tax Returns. For so long as any member of the CRI Group files any Tax Return as a member of, or its items of income, gain, deduction or loss are reported in, any other consolidated or combined Tax Return with CEI or any CEI Affiliate, CEI shall be responsible for the preparation and filing of such Tax Returns (including returns for Tax periods ending after the Public Offering Date). Such Tax Returns shall be prepared and filed in accordance with the principles set forth in this Article II and in
Article III.

                                  ARTICLE III
                        ALLOCATION AND PAYMENT OF TAXES

                 3.01. Acknowledgement of Elections. Any and all elections previously made in accordance with past practice and in


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effect as of the Public Offering Date shall continue to govern the allocation of the federal income tax liability of the Consolidated Group among the members of the Consolidated Group.

                  3.02. Federal Regular Income Tax. CEI and CRI agree to allocate the federal regular income tax liability of the Consolidated Group for periods ending on or prior to the Public
Offering Date in the following manner:

                           (a)      The consolidated federal regular income tax
liability to be allocated to and paid by each Affiliate shall be that percentage of the consolidated federal regular income tax liability which is equal to the percentage that the federal taxable income of such Affiliate, computed on a separate return basis, would be of the total federal taxable income of all Affiliates so computed. Allocations pursuant to this Section 3.02(a) shall be made in accordance with the principles set forth in Treasury Regulation Section 1.1552-1(a)(1).

                           (b)      An additional liability shall be allocated
to each Affiliate which, as a result of net operating losses, excess charitable contributions, foreign tax credits, investment tax credits or similar items arising from or generated by the activities of another Affiliate or Affiliates in either a separate return year or a consolidated return year, has a smaller allocated tax liability determined under Section 3.02(a) above than it would have on a separate return basis. The additional liability allocated to each Affiliate shall be equal to the excess of the amount that the Affiliate would have paid on a separate return basis over the allocated tax liability determined under Section 3.02(a) above. An amount equal to the total additional liabilities allocated to all such Affiliates for the consolidated return year shall be paid to the Affiliates which generated such losses, credits or deductions, in the proportion which the tax benefit derived by the Consolidated Group from the losses, credits and deductions of such Affiliate bears to the tax benefit derived by the Consolidated Group from the losses, credits and deductions of all Affiliates. Allocations pursuant to this Section 3.02(b) shall be made in accordance with the principles set forth in Treasury Regulation Section 1.1502- 33(d)(3).

                           (c)      For purposes of this Agreement, the CRI
Group's allocable share of the consolidated Federal regular income tax liability is the aggregate amount of liability allocated to the CRI Affiliates. The CEI Group's allocable share of the consolidated federal regular income tax liability is the aggregate amount of liability allocated to the CEI Affiliates.


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                  3.03.  Alternative Minimum Tax.

                           (a)      Any consolidated alternative minimum tax
liability shall be allocated for the respective consolidated Tax Return year to the Affiliates whose separate company tentative minimum tax exceeds its separate company regular tax liability. The total alternative minimum tax liability shown on the Tax Return of the Consolidated Group shall be apportioned to each such Affiliate according to the ratio of (i) the excess of its separate company tentative minimum tax over its separate company regular tax liability to (ii) the total of all such Affiliates' excess separate company tentative minimum tax over separate company regular tax. For purposes of this allocation, if an Affiliate has a regular tax net operating loss on a separate return basis, the alternative minimum tax liability for that Affiliate on a separate return basis shall be computed on the difference between such Affiliate's regular tax net operating loss and any smaller alternative tax net operating loss or any alternative minimum taxable income.

                           (b)      Any minimum tax credit realized in
subsequent years (determined by allocating credits first to the earliest years) by the Consolidated Group as a result of incurring the alternative minimum tax liability shall be paid to the Affiliate to which the original alternative minimum tax liability was allocated. If less than the full minimum tax credit is realized in a year, the amount realized by each Affiliate which incurred the original alternative minimum tax liability shall be paid first to the Affiliates which can utilize the minimum tax credit on a separate return basis according to the proportion of the original alternative minimum tax liability borne by each such Affiliate. Any remaining minimum tax credit shall be paid to the Affiliates which incurred the original alternative minimum tax liability in proportion to the original alternative minimum tax liability borne by such Affiliates (and not previously offset by credits).

                           (c)      The consolidated alternative minimum tax,
for stock basis adjustment and earnings and profits purposes, shall be allocated to each Affiliate under the allocation method set out in Proposed Regulation Sections 1.1502-55 and 1.1552-1(g) issued on December 30, 1992 (the "Proposed Regulations"). A portion of the minimum tax credit shall be allocated to Affiliates who cease to be a member of the Consolidated Group in accordance with Proposed Regulation Section 1.1502-55(h). However, to the extent such Affiliate was not allocated a corresponding amount of alternative minimum tax in an earlier or the same tax year, such Affiliate shall pay to CEI an amount equal to such excess credit prior to the date the Affiliate leaves the Consolidated Group. If temporary or final regulations are issued which differ from the Proposed Regulations, this


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Agreement shall be amended to reflect such changes to the extent and for such periods deemed necessary or desirable by CEI.

                           (d)      For purposes of this Agreement, the CRI
Group's share of the alternative minimum tax liability of the Consolidated Group is the aggregate amount of such liability allocated to the CRI Affiliates. The CEI Group's allocable share of the alternative minimum tax liability of the Consolidated Group is the aggregate amount of such liability allocated to the CEI Affiliates.

                  3.04. Payment of Consolidated Federal Income Tax. CEI shall pay all Taxes due with respect to the consolidated federal income tax liability of the Consolidated Group. Each CEI Affiliate shall pay to CEI an amount equal to its share of such consolidated federal income tax liability as determined under Sections 3.02 and 3.03. CRI shall pay to CEI an amount equal to the CRI Group's share of such consolidated federal income tax liability as determined under Sections 3.02 and 3.03.

                  3.05.  Tax Deficiencies and Refunds.

                           (a)      If as a result of any examination of, or
amendment to, a Tax Return filed by CEI with respect to any taxable period, there is an additional amount of Taxes due and payable (a "Deficiency"), or a refund of Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise) (a "Refund"), any such Deficiency shall be paid by, and any such Refund shall be payable to, CEI.

                           (b)      Each Affiliate shall pay to CEI an amount
equal to the amount of any Deficiency paid or payable by CEI and allocable to such Affiliate. CEI shall pay to each Affiliate the amount of any Refund received by CEI and allocable to such Affiliate.

                  3.06.  Penalties and Interest.

                           (a)      Any interest incurred by the Consolidated
Group as a result of a Deficiency shall be paid by the Affiliate to whom it is attributable. The amount of interest allocable to each Affiliate shall be determined and paid as follows:

                                    (i)  The total amount of interest incurred
by the Consolidated Group shall be apportioned to and paid by the Affiliates according to the ratio of the interest that would have been incurred by each Affiliate if its Taxes were computed on a separate return basis to the total of all the interest that would have been incurred by the Affiliates so computed.

                                    (ii)  An additional amount of interest shall
be allocated to each Affiliate equal to the additional interest,


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if any, that such Affiliate would have paid on a separate return basis over the allocated interest determined under Section 3.06(a)(i) above. Any amounts so allocated shall be paid to those other Affiliates whose income or deductions would have given rise to a refund on a separate return basis, according to the ratio which the refund payable to the respective Affiliate bears to the total of all refunds which would have been payable to such Affiliates on a separate return basis; provided, however, that payment to an Affiliate hereunder shall not exceed the amount of interest that such Affiliate would have received on a separate return basis (with any such excess to be retained by the respective paying Affiliates in proportion to the amounts allocated to them pursuant to the first sentence of this Section 3.06(a)(ii)).

                                    (iii)  Interest computed by an Affiliate
on a separate return basis shall be calculated using the interest rate or rates applicable to the consolidated Deficiency.

                           (b)      Any interest received by the Consolidated
Group as a result of any Refund shall be allocated to the Affiliate whose income or deductions gave rise to the Refund. The amount of interest allocable to each Affiliate shall be determined and paid as follows:

                                    (i)  The amount of interest received by the
Consolidated Group shall be apportioned to and received by the Affiliates according to the ratio of the interest that would have been received by each Affiliate if its Taxes were computed on a separate return basis to the total of all the interest that would have been received by the Affiliates so computed.

                                    (ii) Each Affiliate shall be allocated an
additional amount equal to the additional interest, if any, that such Affiliate would have received on a separate return basis over the allocated interest determined under Section 3.06(b)(i) above. Any amounts so allocated shall be paid to such Affiliates by the Affiliates whose income or deductions caused such interest not to be received by the Consolidated Group; provided, however, that payment to an Affiliate shall not exceed the amount that such Affiliate would have received on a separate return basis (with any such excess to be retained by the respective paying Affiliates in proportion to the amounts otherwise payable hereunder).

                                    (iii)  Interest computed by an Affiliate
on a separate return basis shall be calculated using the interest rate or rates applicable to the consolidated Refund.

                           (c)      Any penalties incurred by the Consolidated
Group shall be paid by the Affiliate whose income or deductions caused such penalties. If a penalty was caused by more than one


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Affiliate, such penalty shall be allocated proportionately to those Affiliates that would have incurred a penalty on a separate return basis. Any excess penalty shall be allocated in proportion to the income or deductions of each Affiliate which caused or contributed to the penalty regardless of whether such Affiliate's income or deductions exceeded the minimum threshold required for the penalty to be imposed.

                           (d)      For purposes of this Agreement, the CRI
Group's allocable share of any interest or penalties is the aggregate amount of interest or penalties allocated to the CRI Affiliates. The CEI Group's allocable share of any interest or penalties is the aggregate amount of any interest or penalties allocated to the CEI Affiliates.

                  3.07.  Manner of Payment.

                           (a)      On each date on which a payment of estimated
federal income Tax (relating to a Tax period ending on or before the Public Offering Date) is due, CRI shall pay to CEI, on behalf of the CRI Affiliates, an amount calculated by CEI as the estimated Tax payment for the CRI
Affiliates. CEI shall notify CRI of the amount of each such payment at least 3 days prior to the date such payment is due.

                           (b)      CEI shall determine the Tax liability of the
CRI Affiliates under Sections 3.02 and 3.03 promptly following its receipt of the information required under Section 2.02 to be submitted to it by the CRI Affiliates. CRI, on behalf of the CRI Affiliates, shall pay to CEI the amount of the Tax liability of the CRI Affiliates so determined within 5 days following such determination, offset by any payments previously made pursuant to Section 3.07(a). An additional computation of the Tax liability of the CRI Affiliates shall be made when the Tax Return of the Consolidated Group is filed and any adjustments which require additional payments shall be paid by CRI (or by the respective CRI Affiliate) within 5 days following the filing of such return. Any payment not made within the prescribed time period shall thereafter bear interest at the federal short-term rate established pursuant to Section 6621 of the Code (or any successor provision).

                           (c)      Any payment required to be made pursuant to
Sections 3.04, 3.05, 3.06 or 3.07 with respect to any Tax Return shall be made by the Affiliate obligated to make such payment (i) in the case of a refund of Tax, within 15 days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund or (ii) in the case of the payment of Tax with respect to any such Tax Return, within 5 days after the later of (x) the payment of such Tax, or (y) the delivery of written demand for the payment of such Tax to the party obligated to make such payment hereunder. Any payment


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described in clause (i) and any demand for payment described in clause (ii)
shall be accompanied by a calculation setting forth the basis for the amount paid or demanded. Any payment not made within the prescribed time period shall thereafter bear interest at the federal short-term rate established pursuant to
Section 6621 of the Code.

                  3.08. Other Tax Returns. For so long as any member of the CRI Group is included in any other consolidated or combined Tax Return with CEI or any CEI Affiliate, allocation of Taxes, interest, penalties, and payments shall be governed by the principles set forth in Sections 3.01 through 3.07.

                                   ARTICLE IV
                    COOPERATION AND EXCHANGE OF INFORMATION

                  4.01.  Cooperation.

                           (a)      CEI and CRI shall cooperate fully at such
time and to the extent reasonably requested by the other party in connection with the preparation and filing of any return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation, (i) the retention and provision on demand of books, records, documentation or other information relating to any Tax Return until the later of (x) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination is made with respect to such claim; (ii) the provision of additional information with respect to, and an explanation of the tax practices (elections, accounting methods, conventions and principles of taxation) relating to, the material provided under clause (i) of this section; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the Consolidated Group, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (iv) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

                           (b)      CEI and CRI shall use reasonable efforts to
keep each other advised as to the status of Tax audits and litigation involving any issue which relates to any Tax of the CRI Group or could give rise to a liability of the CRI Group (or any CRI Affiliate) under this Agreement (a "Liability Issue"). CEI and CRI shall each promptly notify the other of any inquiries


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by any Tax Authority or any other administrative, judicial or other governmental authority that relates to any Tax that may be imposed on the other or any Affiliate of the other that might arise under this Agreement. Without limiting the foregoing, each CRI Affiliate shall promptly furnish to CEI upon receipt a copy of any revenue agent's report or similar report, notice of proposed adjustment, or notice of deficiency received by such Affiliate relating to any Liability Issue or any adjustment described in Section 4.01(c) below.

                           (c)      CEI shall advise and consult with CRI with
respect to any proposed Tax adjustments relating to the Consolidated Group that are the subject of an audit or investigation by any Tax Authority, or are the subject of litigation, that may affect any Tax or any Tax attribute of any CRI Affiliate. However, CEI may resolve any proposed Tax adjustments relating to the Consolidated Group or any Affiliate in the best interests of the Consolidated Group.

                  4.02. Contests. Subject to the cooperation provisions in
Section 4.01, CEI shall have full responsibility and discretion in the handling of any Tax controversy including, without limitation, an audit, a protest to the Appeals Division of the Internal Revenue Service, and litigation in Tax Court or any other court of competent jurisdiction (a "Tax Controversy"), involving a Tax Return of the Consolidated Group. However, upon request by CRI, and subject to CEI approval and the cooperation provisions in Section 4.01, CRI may participate, at CRI's expense, in any Tax Controversy with respect to any item that would give rise to a payment of Tax for which a CRI Affiliate would be liable, or a refund of Tax for which a CRI Affiliate would be entitled to receive payment, under Article III hereof, or that may affect any Tax attribute of any CRI Affiliate.

                                   ARTICLE V
                                 MISCELLANEOUS

                  5.01. Complete Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among CEI and any CRI Affiliates. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

                  5.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflict of laws of the State of Georgia.

                  5.03. Successors and Assigns. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions



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of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                  5.04. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

                  5.05. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

                  5.06. Expenses. Unless otherwise expressly provided in this Agreement each party shall bear any and all expenses that arise from its respective obligations under this Agreement. In the event either party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

                  5.07. Confidentiality. Each party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any information relating solely to the business or affairs of such party) concerning the other parties hereto furnished to it by such other party or such other party's representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired form other sources not under a duty of confidentiality by the party to which it was furnished). Each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to be bound by the provisions of this Section. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.


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                  5.08.  Term.  CEI and CRI have determined that CRI will
cease to be an Affiliate as of the Public Offering Date, and the provisions of this Agreement shall be interpreted and applied accordingly.

                  5.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.


                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement the day and year first above written.


                              COX ENTERPRISES, INC.
                              On behalf of the CEI Group



                              By:  /ss/ Preston B. Barnett
                                ----------------------------------
                                Preston B. Barnett, Vice President




                              COX RADIO, INC.
                              On behalf of the CRI Group


                              By:  /ss/ Maritza Pichon
                                 ---------------------------------
                                 Maritza Pichon, Chief Financial
                                                        Officer



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